Contacts:	Ivan R. Sabel	(301) 986-0701
	George E. McHenry	(301) 986-0701
	Hai V. Tran	(301) 986-0701

HANGER ORTHOPEDIC GROUP, INC. ANNOUNCES RECORD REVENUE OF

$162.3 MILLION AND 20% GROWTH IN EARNINGS PER SHARE FOR THE

QUARTER ENDED SEPTEMBER 30, 2007

        BETHESDA, MARYLAND, October 29, 2007 – Hanger Orthopedic Group, Inc. (NYSE:HGR) announces record revenue of $162.3 million and net income of $5.4 million, or $0.18 per diluted share, for the quarter ended September 30, 2007. The results for the quarter included a 7.1% increase in net sales, a 24.6% increase in net income, and a 20% increase in earnings per share compared to pro-forma results for the third quarter of 2006. The pro-forma results for the third quarter of 2006 reflect the impact of the refinancing completed in May 2006 and assume that the resulting new capital structure was in place on January 1, 2006 as illustrated in the attached table.

        Net sales for the quarter ended September 30, 2007 increased by $10.8 million, or 7.1%, to $162.3 million from $151.5 million in the prior year’s comparable quarter. The sales growth was the result of a $6.9 million, or 5.1%, increase in same-center sales in our patient care business, a $1.6 million, or 10.9%, increase in sales of the Company’s distribution segment, a $1.8 million increase related to acquired entities, and a $0.5 million increase in non-core activities. Gross profit for the third quarter of 2007 increased by $7.1 million, to $82.4 million, or 50.7% of net sales compared to $75.3 million, or 49.7% of net sales in the third quarter of 2006. The increase in gross margin was due principally to the increase in sales, which caused our relatively fixed labor costs to decrease as a percentage of sales.

        Income from operations of $18.6 million in the third quarter of 2007 was $1.5 million higher than that of the same period of the prior year, principally due to the aforementioned increase in gross profit. Selling, general and administrative expenses increased by $5.3 million due principally to a $2.6 million increase in wages and variable compensation accruals, a $0.8 million increase in the investments in the Company’s growth initiatives, $0.5 million from acquired entities, and a $2.1 million increase in general overhead, offset by a $0.7 million decrease in bad debt expense.

        Net income for the third quarter of 2007 was $5.4 million compared to the prior year’s pro-forma net income of $4.3 million. Earnings per share for the quarter ended September 30, 2007 was $0.18 per diluted share compared to the prior year’s pro-forma earnings per share of $0.15 per diluted share, an increase of 20%. Including the costs of the refinancing, net income applicable to common stock was $1.5 million, or $0.07 per diluted share, for the quarter ended September 30, 2006.

        Net sales for the nine months ended September 30, 2007 increased by $21.8 million, or 4.9%, to $466.6 million from $444.8 million in the prior year. The sales growth was principally the result of a $16.0 million, or 4.0%, increase in same-center sales in our patient care business, a $2.5 million, or 5.8%, increase in sales of the Company’s distribution segment, and a $1.8 million increase related to acquired entities. Gross profit for the nine months ended September 30, 2007 increased by $12.0 million to $235.1 million, or 50.4% of net sales, compared to $223.1 million, or 50.1% of net sales, in the first nine months of the prior year. The increase in gross margin was due principally to the increase in sales, which caused our relatively fixed labor costs to decrease as a percentage of sales.

        Income from operations increased by $4.8 million in the first nine months of 2007 to $48.8 million from $44.0 million in the same period of the prior year due to the increased gross profit, offset by a $6.8 million increase in selling, general and administrative expenses. Selling, general and administrative expenses increased due principally to a $3.9 million increase in labor costs related primarily to annual merit increases, a $1.9 million increase in the investments in our growth initiatives, $0.5 million from acquired entities and a $1.7 million increase in overhead, offset by a $1.2 million decrease in bad debt expense.

        Net income for the nine months ended September 30, 2007 was $12.3 million compared to the prior year’s pro-forma net income of $9.1 million. Earnings per share for the nine months ended September 30, 2007 was $0.41 per diluted share compared to the prior year’s pro-forma earnings per share of $0.31 per diluted share, an increase of 32%. Including the costs of the refinancing, the net loss applicable to common stock was $8.5 million, or $0.39 per diluted share, for the first nine months of 2006.

        Cash flow from operations was $10.1 million in the third quarter of 2007 compared to the prior year’s pro-forma results of $15.9 million. Cash flow from operations for the nine months ended September 30, 2007 was $30.2 million compared to the prior year’s pro-forma of $12.9 million. The year-to-date increase was due principally to increased earnings and a reduction in working capital.

        Commenting on the results, Ivan R. Sabel, Chairman and Chief Executive Officer of Hanger Orthopedic Group, remarked, “Our third quarter performance represents the seventh consecutive quarter in which we have met or exceeded First Call consensus estimates. The strong results are a reflection of our continued investment in infrastructure and growth initiatives which will enable us to deliver sustainable growth and to maintain and enhance the growth trends we have demonstrated thus far in 2007. Our patient care business continued its robust performance with same-center sales increases of 4% for the first nine months and exceeding 5% for the third quarter. Our distribution business also accelerated its sales growth with an increase of over 10% in the third quarter. Additionally, Innovative Neurotronics continues to make progress with the WalkAide® System by selling more than 1,000 units in just over one year, virtually all through patient pay, and earning the 2007 da Vinci Award, which honors outstanding engineering achievements in adaptive and assistive technology.”

        Hanger Orthopedic Group, Inc., headquartered in Bethesda, Maryland, is the world’s premier provider of orthotic and prosthetic patient care services. Hanger is the market leader in the United States, owning and operating 629 patient care centers in 45 states and the District of Columbia, with over 3,500 employees including 1060 practitioners (as of 9/30/07). Hanger is organized into four units. The two key operating units are patient care which consists of nationwide orthotic and prosthetic practice centers and distribution which consists of distribution centers managing the supply chain of orthotic and prosthetic componentry to Hanger and third party patient care centers. The third is Linkia which is the first and only provider network management company for the orthotics and prosthetics industry. The fourth unit, Innovative Neurotronics, introduces emerging neuromuscular technologies developed through independent research in a collaborative effort with industry suppliers worldwide. For more information on Innovative Neurotronics, Inc. or the WalkAide®, visit http://www.ininc.us. For more information on Hanger, visit http://www.hanger.com.

_________________

This document contains forward-looking statements relating to the Company’s results of operations. The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. Statements relating to future results of operations in this document reflect the current views of management. However, various risks, uncertainties and contingencies could cause actual results or performance to differ materially from those expressed in, or implied by, these statements, including the Company’s ability to enter into and derive benefits from managed care contracts, the demand for the Company’s orthotic and prosthetic services and products and the other factors identified in the Company’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

_________________

-tables to follow-

Hanger Orthopedic Group, Inc.
(Dollars in thousands, except share and per share amounts)
(unaudited)

Income Statement:	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net sales	$162,343	$151,549	$466,560	$444,849
Cost of goods sold (exclusive of depreciation and amortization)	79,962	76,229	231,456	221,790
Selling, general and administrative	59,872	54,569	174,744	167,947
Depreciation and amortization	3,943	3,630	11,569	11,077

Income from operations	18,566	17,121	48,791	44,035
Interest expense, net	9,318	9,852	27,783	29,266
Extinguishment of debt	--	537	--	16,953

Income (Loss) before taxes	9,248	6,732	21,008	(2,184)
Provision (benefit) for income taxes	3,838	3,274	8,722	(747)

Net income (Loss)	5,410	3,458	12,286	(1,437)
Less preferred stock dividends declared and accretion-7% Redeemable Preferred Stock	--	--	--	2,752
Less preferred stock dividends declared and accretion-Series A 3.33% Convertible Preferred Stock	416	416	1,249	583
Less beneficial conversion feature accretion-Series A Convertible Preferred Stock	--	1,544	--	3,768

Net income (Loss) applicable to common stock	$4,994	$1,498	$11,037	$(8,540)

Basic Per Share Data:
Net income (Loss)	$0.22	$0.07	$0.49	$(0.39)

Shares used to compute basic per common share amounts	22,606,453	22,030,207	22,399,221	21,937,865

Diluted Per Share Data:
Net income (Loss)	$0.18	$0.07	$0.41	$(0.39)

Shares used to compute diluted per common share amounts	30,353,947	29,331,813	30,069,695	21,937,865

Cash Flow Data:
Cash flow from operations	$10,143	$15,182	$30,249	$8,108
Capital expenditures	4,316	2,733	13,410	7,911
Increase (decrease) in cash	(6,729)	1,243	218	6,013

Balance Sheet Data:	September 30, 2007	September 30, 2006
Cash balance	$23,357	$13,934
Days Sales Outstanding (DSO’s)	57	59
Working Capital	$162,168	$153,557
Total Debt	$410,884	$412,377
Shareholders’ Equity	$181,819	$162,474

Income Statement as a % of Net Sales:	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold (exclusive of depreciation and amortization)	49.3%	50.3%	49.6%	49.8%
Selling, general and administrative	36.9%	36.0%	37.4%	37.8%
Depreciation and amortization	2.4%	2.4%	2.5%	2.5%

Income from operations	11.4%	11.3%	10.5%	9.9%
Interest expense, net	5.7%	6.5%	6.0%	6.6%
Extinguishment of debt	0.0%	0.3%	0.0%	3.8%

Income (loss) before taxes	5.7%	4.5%	4.5%	-0.5%
Provision for income taxes	2.4%	2.2%	1.9%	-0.2%

Net income (loss)	3.3%	2.3%	2.6%	-0.3%

Hanger Orthopedic Group, Inc.
(Dollars in thousands, except share and per share amounts)
(unaudited)

Set forth below is a reconciliation of the non-GAAP pro-forma results of operations and the historical GAAP results of operations as well as the non-GAAP pro-forma cash flow from operations and the historical GAAP cash flow from operations. The Company believes the presentation of the pro-forma results, adjusted for the effects of the recent refinancing, is more reflective of the Company’s current core operating results and provides investors with additional useful information to measure the Company’s on-going performance.

	Three Months Ended	Nine Months Ended
	September 30, 2006
Income from operations, GAAP basis	$17,121	$44,035
Interest expense, net (1)	9,782	28,663

Income before taxes	7,339	15,372
Provision for income taxes	2,998	6,279

Net income, Pro forma	$4,341	$9,093

Diluted Per Share Data:
Net income, Pro forma	$0.15	$0.31

Shares used to compute diluted per common share amounts, for GAAP basis	22,030,207	21,937,865
Effects of dilutive options and restricted stock	687,849	702,369
Effects of conversion of Redeemable preferred	6,613,757	6,613,757

Shares used to compute diluted per common share amounts	29,331,813	29,253,991

(1) Assumes debt refinancing occurred effective January 1, 2006.

	Three Months Ended	Nine Months Ended
	September 30, 2006
Cash flow from operations, GAAP basis	$15,182	$8,108
Premium paid on extinguishment of debt (1)	473	11,866
Tax benefit (cost) of debt extinguishment	276	(7,026)

Cash flow operations, pro-forma	$15,931	$12,948

(1) Assumes debt refinancing occurred effective January 1, 2006.

Hanger Orthopedic Group, Inc.

Statistical Data:	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Patient-care centers	629	619	629	619
Number of practitioners	1,060	1,032	1,060	1,032
Number of states (including D.C.)	46	46	46	46
Payor mix:
Private pay and other	58.9%	58.7%	59.2%	58.6%
Medicare	29.9%	30.6%	29.7%	30.7%
Medicaid	6.1%	6.1%	6.2%	6.3%
VA	5.1%	4.6%	4.9%	4.4%
Percentage of net sales from:
Patient-care services	88.7%	90.3%	89.8%	90.5%
Distribution	11.3%	9.7%	10.2%	9.5%